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                                                                   EXHIBIT 99.1


[CENTRAL PARKING CORPORATION LOGO]                                         NEWS


             2401 21st Avenue South, Suite 200, Nashville, TN 37212
                      (615) 297-4255 Fax: (615) 297-6240


Contact:          Monroe J. Carell, Jr.
                  Chairman and Chief Executive Officer
                  (615) 297-4255


                MARK SHAPIRO TO JOIN CENTRAL PARKING CORPORATION
              AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


NASHVILLE, TENN. (AUGUST 11, 2003) -- Central Parking Corporation (NYSE: CPC) today announced that Mark Shapiro is joining the Company as Senior Vice President and Chief Financial Officer effective August 18, 2003.

         Shapiro, age 43, was most recently senior vice president and chief financial officer of Fleming Companies, Inc. in Dallas, where he had responsibility for financial reporting, corporate governance, strategic and financial planning, banking relationships, risk management, business development, and investor relations. He formerly served as senior vice president and chief financial officer of Big Lots, Inc. Shapiro began his career with Ernst & Young in New York City. He received a Bachelor of Science degree in Accounting from Ohio State University and is a Certified Public Accountant.

         Commenting on the announcement, Monroe J. Carell, Jr., Chairman and Chief Executive Officer, said, "We are very pleased to welcome Mark Shapiro to our management team. His broad-based experience and record of accomplishments will help us reach our goal of returning the Company to a level of consistent growth and profitability. We look forward to his contributions."

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading global provider of parking and transportation management services. The Company operates approximately 3,900 parking facilities containing more than 1.6 million spaces at locations in 39 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Mexico, Chile, Peru, Colombia, Venezuela, Germany, Switzerland, Poland, Spain and Greece.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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